Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:
Norman E. Johnson
Chairman and CEO
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
MONDAY, JUNE 28, 2010

CLARCOR NAMES NEW PRESIDENT AND CHIEF OPERATING OFFICER

FRANKLIN, TN, Monday, June 28, 2010 -- CLARCOR Inc. (NYSE: CLC) CLARCOR announced today that Christopher L. Conway has been named President and Chief Operating Officer of CLARCOR effective immediately.  In this capacity, Mr. Conway will report directly to Norm Johnson, who will remain as CLARCOR's Chairman of the Board and Chief Executive Officer.

“Chris is uniquely qualified for this new position, with nearly twenty-five years of filtration experience,” said Norm Johnson.  “He brings a strong technical background, a knowledge and understanding of our Baldwin engine/mobile business, and the experience of having led the integration and growth of our global PECOFacet division for the past 2 and a half years.  By bringing Chris into a corporate leadership position, he will expand our ability to manage our current operating businesses while we continue to seek out and integrate new opportunities and technologies.  I look forward to working with Chris in this new position, and congratulate him on his promotion.”

Mr. Conway, age 55, joined CLARCOR in 2006 as Vice President of Manufacturing of subsidiary Baldwin Filters.  In 2007, he was promoted to President of PECOFacet.  Prior to joining CLARCOR, Mr. Conway held various management-level positions with Pentair, Inc. (NYSE: PNR) and Donaldson Company, Inc. (NYSE: DCI).

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

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